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Press Release
Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Amy Ackerman 703-682-6399

AES Agrees to Sell its Equity Interest in Businesses in the Philippines for $1.05 Billion; Proceeds to be Used to Accelerate Parent Debt Pay Down

ARLINGTON, Va., December 18, 2017 – The AES Corporation (NYSE: AES) announced today that it has entered into an agreement to sell its entire 51% equity interest in Masin-AES Pte. Ltd., a subsidiary of AES that owns AES' business interests in the Philippines, to SMC Global Power Holdings Corp. (SMC Global Power) for $1.05 billion in proceeds to AES. The sale includes AES’ 51% equity interest in the 630 MW Masinloc coal-fired power plant in operation, the 335 MW Masinloc 2 coal-fired power plant under construction and the 10 MW Masinloc energy storage project in operation.

“We are very proud of our operational and commercial success in the Philippines, enabling Masinloc to be a strong and growing business in the dynamic Philippine energy market,” said Andres Gluski, AES President and Chief Executive Officer. “We will use the proceeds from the sale to pay down Parent debt, which will allow us to achieve investment grade metrics one year early, in 2019. Further, we are establishing a goal to attain investment grade ratings by 2020.”

The transaction is expected to close in the first half of 2018, subject to regulatory approval by the Philippine Competition Commission (PCC). SMC Global Power is also purchasing the remaining 49% equity interest in the same assets, held by Electricity Generating Public Company Limited (EGCO Group), a Thailand-based Independent Power Producer, for $850 million. The transaction has a total enterprise value of approximately $2.4 billion.

In 2008, AES purchased a 92% interest in Masinloc, with the International Finance Corporation (IFC) as a minority partner, for total enterprise value of $1.1 billion. The acquisition was funded with equity contributed by AES and IFC and $635 million of non-recourse debt. In 2014, AES sold 41% of Masinloc to EGCO Group for $453 million.

About AES
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 16 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 18,000 people is committed to operational excellence and meeting the world’s changing power needs.  Our 2016 revenues were $14 billion and we own and manage $36 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

AES Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2016 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Any Stockholder who desires a copy of the Company’s 2016 Annual Report on Form 10-K dated on or about February 27, 2017 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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